UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 23, 2008

LiveDeal, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-24217	85-0206668
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2490 East Sunset Road, Suite 100, Las Vegas, Nevada	89120
(Address of Principal Executive Offices)	(Zip code)

(702) 654-9646
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 23, 2008, the Board of Directors (the “Board”) of LiveDeal, Inc. (the “Company”) appointed Sheryle Bolton to serve as a director of the Company.  The Board also appointed Ms. Bolton to serve on its Audit Committee.  Both of the appointments will take effect on October 1, 2008.

Ms. Bolton is currently a director of Austhink Software, a private company that produces decision support software.  From November 2007 to September 2008, Ms. Bolton served as a director of Bridge Capital Holdings (NASDAQ: BBNK), a commercial bank holding company.  From 2005 to 2007, she was the founder and CEO of QUIXIT, Inc.  From 1996 to 2002, Ms. Bolton was Chairman and Chief Executive Officer of Scientific Learning Corporation (NASDAQ: SCIL), a company that produces educational software designed to accelerate learning, which she led from start-up to IPO to sustainable growth.  Ms. Bolton has also been President of The Indian Creek Group, a consulting firm that advises clients on domestic and international business strategy, and a director of several other public and private companies and mutual funds.  After she took Scientific Learning Corporation public, SpringBoard Women’s Venture Capital Forum named Ms. Bolton to the first All Women’s IPO Class as one of 11 women who successfully took companies public in 1998 and 1999.  Ms. Bolton holds a Bachelor’s Degree in English and a Master’s Degree in Linguistics from the University of Georgia and an MBA from Harvard Business School.

Ms. Bolton will receive the standard annual cash compensation in the amount of $36,000 for her service as a non-employee director.  In addition, Ms. Bolton will be granted 10,000 shares of restricted common stock of the Company when her appointment to the Board becomes effective.

Other than as described above, Ms. Bolton was not appointed to the Board pursuant to any arrangement or understanding with any other person and is not a participant in any existing or proposed transaction with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIVEDEAL, INC.

Date: September 29, 2008	/s/ Gary L. Perschbacher
Gary L. Perschbacher
Chief Financial Officer